Exhibit 99.1

IMMEDIATE RELEASE
September 9, 2009

UNITED NATURAL FOODS ANNOUNCES FISCAL YEAR
AND FOURTH QUARTER FISCAL 2009 RESULTS

$0.36 DILUTED EPS FOR Q4 2009, A 20% INCREASE OVER DILUTED EPS FOR Q4 2008
$1.38 DILUTED EPS FOR THE FISCAL YEAR, A 22% INCREASE OVER FISCAL 2008

Highlights
•	Net income of $59.2 million for fiscal 2009 and $15.5 million for the fourth quarter of fiscal 2009
•	Record net sales of $3.45 billion for fiscal 2009
•	Introduces fiscal 2010 earnings per diluted share guidance of $1.48 to $1.58

Dayville, Connecticut – September 9, 2009 -- United Natural Foods, Inc. (Nasdaq: UNFI) today reported net income for fiscal 2009 increased $10.7 million, or 22.1%, to $59.2 million, or $1.38 per diluted share, from $48.5 million, or $1.13 per diluted share, for fiscal 2008.

Net sales for fiscal 2009 were a record $3.45 billion, an increase of 4.7%, or $154.2 million, over the sales for fiscal 2008 adjusted for the $65.1 million in net sales for the extra week in the fourth quarter of fiscal 2008.  Net sales increased 2.6%, or $89.0 million, over the $3.37 billion of net sales recorded in fiscal 2008.  Gross profit margin was 19.1% for fiscal 2009, which represents a 29 basis point improvement from the gross profit margin of 18.8% for fiscal 2008.

“Fiscal 2009 was a strong year for UNFI.  With marginal sales growth, our associates demonstrated their resolve in delivering significant increases in operating income and EPS,” said Steven Spinner, President and Chief Executive Officer.

Fiscal year 2009 operating expenses were 15.9% of net sales, or $550.6 million, an increase of $9.1 million, or 1.7%, over operating expenses of $541.4 million, or 16.1% of net sales, for fiscal 2008.

 “During the year, we also increased the focus on our balance sheet.  We created $76.0 million in free cash flow and reduced our debt by $92.7 million.  In addition, we formally launched our 3-year strategy to grow our market share, expand our commitment to operational excellence, operate as one company with regional differences and continue our culture of sustainability” added Mr. Spinner.

Fiscal 2009 Q4 Results
Net income was $15.5 million, or $0.36 per diluted share, for the fourth quarter of fiscal 2009 compared with net income for the fourth quarter of fiscal 2008 of $12.8 million, or $0.30 per diluted share.

Net sales for the fourth quarter of fiscal 2009, ended August 1, 2009, were $853.5 million, an increase of approximately $6.8 million, or 0.8%, from net sales recorded in the fourth quarter of fiscal 2008 after adjusting for the extra week in the fourth quarter of fiscal 2008.  Net sales for the fourth quarter of fiscal 2009 decreased 6.4%, or $58.4 million, from net sales of $911.9 million, including the extra week, recorded in the fourth quarter of fiscal 2008.

Gross profit margin was 19.0% for the fourth quarter of fiscal 2009, which represents a 52 basis point decline from gross profit margin of 19.5% for the fourth quarter of fiscal 2008, primarily due to significantly lower revenues from fuel surcharges in fiscal 2009 due to lower diesel fuel prices.

Operating expenses as a percentage of net sales decreased by 125 basis points during the fourth quarter of fiscal 2009 to 15.6% of net sales, or $133.5 million, from 16.9% of net sales, or $154.0 million, for the fourth quarter of fiscal 2008.  Operating expenses were positively impacted by continued expense control programs across all of the Company’s divisions, lower diesel fuel prices, and operational improvements in the Company’s distribution centers.

Introduction of Fiscal 2010 Guidance
The Company also has provided its financial outlook for fiscal 2010, ending July 31, 2010.

For fiscal 2010, the Company expects earnings per diluted share in the range of approximately $1.48 to $1.58 per share, an increase of approximately 7.5% to 14.8% over fiscal 2009.

Capital expenditures are expected to be in the range of approximately 1% of revenues, or approximately $35 million to $39 million during fiscal 2010. Costs associated with an expected new facility in Texas are included in the Company’s 2010 capital expenditures guidance. The Company expects to complete a new broadline distribution facility in Texas in the fourth quarter of fiscal 2010, with operations commencing in fiscal 2011.

The Company’s guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company’s control.  If any of these assumptions vary, the Company’s guidance may change.  There can be no assurance that the Company will achieve these results.

Conference Call & Webcast
The Company’s fourth quarter 2009 conference call and audio webcast will be held at 10:00 a.m. EDT on September 9, 2009.  The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.fulldisclosure.com or at the Investors section of the Company’s website at www.unfi.com.   The online archive of the webcast will be available on the Company’s website for 30 days.

Non-GAAP Reconciliation
The following table details the non-GAAP measures for fiscal 2009:

Year Ended: (in thousands)	August 1, 2009

Free cash flow:
Net cash provided by operating activities	$108,323
Capital expenditures	(32,353)

Free cash flow:	$75,970

About United Natural Foods
United Natural Foods, Inc. (www.unfi.com) carries and distributes more than 60,000 products to more than 17,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the “Best Managed Companies in America,” ranked by Fortune in 2006, 2007 and 2009 as one of its “Most Admired Companies,” ranked by Business Ethics as one of its “100 Best Corporate Citizens for 2006” and winner of the Supermarket News 2008 Sustainability Excellence Award.

Financial Tables Follow

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(860) 779-2800	(212) 827-3772

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management’s estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its quarterly report on Form 10-Q filed with the Securities and Exchange Commission on June 11, 2009, and include, but are not limited to, the Company’s dependence on principal customers; the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; increased fuel costs; the Company’s sensitivity to inflationary pressures; the relatively low margins and economic sensitivity of the Company’s business; the ability to identify and successfully complete acquisitions of other foodservice distributors; and management’s allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three months ended		Fiscal year ended
	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008

Net sales	$853,491	$911,850	$3,454,900	$3,365,857
Cost of sales	691,415	733,944	2,794,419	2,731,965

Gross profit	162,076	177,906	660,481	633,892

Operating expenses	133,478	154,028	550,560	541,413
Total operating expenses	133,478	154,028	550,560	541,413

Operating income	28,598	23,878	109,921	92,479

Other expense (income):
Interest expense	1,580	3,996	9,914	16,133
Interest income	(118)	(296)	(450)	(768)
Other, net	(6)	(235)	275	(82)
Total other expense	1,456	3,465	9,739	15,283

Income before income taxes	27,142	20,413	100,182	77,196

Provision for income taxes	11,605	7,593	40,998	28,717

Net income	$15,537	$12,820	$59,184	$48,479

Basic per share data:
Net income	$0.36	$0.30	$1.38	$1.14

Weighted average basic shares of common stock	42,915	42,737	42,849	42,690

Diluted per share data:
Net income	$0.36	$0.30	$1.38	$1.13

Weighted average diluted shares of common stock	43,154	42,860	42,993	42,855

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	August 1, 2009	August 2, 2008
ASSETS
Current assets:
Cash and cash equivalents	$10,269	$25,333
Accounts receivable, net	179,455	179,063
Notes receivable, trade, net	1,799	1,412
Inventories	366,611	394,364
Prepaid expenses and other current assets	16,423	13,307
Deferred income taxes	18,074	14,221
Total current assets	592,631	627,700

Property and equipment, net	242,051	234,115

Other assets:
Goodwill	164,333	170,609
Intangible assets, net	38,358	33,689
Notes receivable, trade, net	2,176	2,349
Other	19,001	16,021
Total assets	$1,058,550	$1,084,483

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$200,000	$288,050
Accounts payable	155,211	160,418
Accrued expenses and other current liabilities	63,347	63,308
Current portion of long-term debt	5,020	5,027
Total current liabilities	423,578	516,803

Long-term debt, excluding current portion	53,858	58,485
Deferred income taxes	12,297	9,058
Other long-term liabilities	24,345	20,087
Total liabilities	514,078	604,433

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares at August 1, 2009 and August 2, 2008; none issued and outstanding	-	-
Common stock, $0.01 par value, authorized 100,000 shares; 43,237 issued and 43,008 outstanding shares at August 1, 2009; 43,100 issued and 42,871 outstanding shares at August 2, 2008	432	431
Additional paid-in capital	175,182	169,238
Treasury stock	(6,092)	(6,092)
Unallocated shares of Employee Stock Ownership Plan	(877)	(1,040)
Accumulated other comprehensive loss	(1,623)	(753)
Retained earnings	377,450	318,266
Total stockholders’ equity	544,472	480,050

Total liabilities and stockholders’ equity	$1,058,550	$1,084,483

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Fiscal year ended
	August 1, 2009	August 2, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$59,184	$48,479
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	27,029	22,544
Share-based compensation	5,504	4,674
Provision for doubtful accounts	4,759	2,707
Deferred income tax expense	349	2,257
Loss on disposals of property and equipment	262	158
Gain on forgiveness of loan	-	(157)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(3,950)	(8,339)
Inventories	30,398	(58,112)
Prepaid expenses and other assets	(2,729)	(6,434)
Notes receivable, trade	(652)	713
Accounts payable	(13,836)	(8,319)
Accrued expenses and other current liabilities	2,005	8,958
Net cash provided by operating activities	108,323	9,129

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(32,353)	(51,083)
Purchases of acquired businesses, net of cash acquired	(4,495)	(107,812)
Proceeds from disposals of property and equipment	98	-
Net cash used in investing activities	(36,750)	(158,895)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under note payable	(88,050)	168,050
Increase (decrease) in bank overdraft	8,494	(1,435)
Repayments of long-term debt	(4,634)	(8,332)
Payments on life insurance policy loans	(3,072)	-
Proceeds from exercise of stock options	1,038	920
Capitalized debt issuance costs	(647)	(1,285)
Tax benefit from equity awards	234	171
Net cash (used in) provided by financing activities	(86,637)	158,089

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(15,064)	8,323
Cash and cash equivalents at beginning of period	25,333	17,010
Cash and cash equivalents at end of period	$10,269	$25,333

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$9,094	$16,469
Federal and state income taxes, net of refunds	$43,978	$27,618